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                                                                      EXHIBIT 21


                              SUBSIDIARIES OF PPOL


o       AJOL Co., Ltd., a Japanese corporation

o       Getefor, Inc., a Japanese corporation (disposed on March 31, 2005)

o       K.K. U Service, a Japanese corporation (merged into AJOL on December 28,
        2005)